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CONSOLIDATED BALANCE SHEETS                           U S WEST, Inc.
(UNAUDITED)
                                             March 31,  December 31,
In millions                                    1998         1997
------------------------------------------ ------------ ------------
ASSETS
Current assets:
 Cash and cash equivalents                 $       521  $       211
 Accounts and notes receivable                   2,053        2,249
 Inventories and supplies                          202          179
 Deferred tax asset                                330          373
 Prepaid and other                                 411          387
                                           ------------ ------------
   Total current assets                          3,517        3,399
                                           ------------ ------------

Property, plant and equipment - net             18,656       18,580
Investment in Time Warner Entertainment          2,487        2,486
Net investment in international ventures           456          475
Intangible assets - net                         12,537       12,674
Net investment in assets held for sale             441          419
Other assets                                     1,786        1,707
                                           ------------ ------------
   Total assets                            $    39,880  $    39,740
                                           ============ ============
LIABILITIES AND SHAREOWNERS' EQUITY
Current liabilities:
 Short-term debt                           $     1,882  $     1,430
 Accounts payable                                1,446        1,751
 Dividends payable                                 269          268
 Other payables                                  2,850        2,866
                                           ------------ ------------
   Total current liabilities                     6,447        6,315
                                           ------------ ------------

Long-term debt                                  13,178       13,248
Postretirement and other postemployment
 benefit obligations                             2,562        2,570
Deferred taxes                                   4,086        4,068
Deferred credits and other                       1,075        1,035

Company-obligated mandatorily redeemable
 preferred securities of subsidiary
 trust holding solely Company-guaranteed
 debentures                                      1,080        1,080
Preferred stock subject to
 mandatory redemption                              100          100

Shareowners' equity:
 Preferred shares                                  923          923
 Common shares                                  10,871       10,876
 Retained (deficit)                               (310)        (334)
 LESOP guarantee                                   (46)         (46)
 Foreign currency translation adjustments          (86)         (95)
                                           ------------ ------------
  Total shareowners' equity                     11,352       11,324
                                           ------------ ------------
   Total liabilities & shareowners' equity $    39,880  $    39,740
                                           ============ ============
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